Exhibit 99.1

DAILY JOURNAL CORPORATION

DIRECTOR RESIGNATION POLICY

Effective as of September 10, 2026

1.         Each incumbent director nominee shall submit, in advance, an irrevocable resignation that shall become effective upon acceptance by the Board following the director’s failure to receive the vote required for election under the Company’s Articles of Incorporation in an uncontested election.

2.         Promptly following certification of the election results, the Nominating Committee shall consider whether the resignation should be accepted and shall recommend appropriate action to the Board.

3.         The Board shall accept the resignation unless it determines that acceptance would not be in the best interests of the Company and its shareholders. The Board shall act within ninety (90) days after certification of the election results and shall publicly disclose its decision and the basis therefor.

4.         The Board may defer acceptance of the resignation only if it determines that immediate acceptance would materially impair the Company’s operations, governance, regulatory compliance, or an orderly transition. Any such deferral shall be for the shortest period reasonably necessary and, absent extraordinary circumstances, shall not exceed 180 days.

5.         The affected director shall not participate in the Nominating Committee’s recommendation or the Board’s determination.

6.         An “uncontested election” means an election of directors in which the number of candidates for election does not exceed the number of directors to be elected, determined as of the expiration of the time fixed under Article III, Section 3 of the Company’s Bylaws for submission of director nominations for that election.